Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information sets forth selected historical consolidated financial information for OCD and its consolidated subsidiaries. The data provided as of and for the nine and twelve months ended September 30, 2006 are derived from OCD’s audited and unaudited consolidated financial statements included in the Preliminary Offering Memorandum. The unaudited consolidated financial statements have been prepared on a similar basis to that used in the preparation of OCD’s audited financial statements. We refer to this information collectively as the Pro Forma Financial Information.

The Pro Forma Financial Information is provided for informational purposes only. Results as of and for the nine months ended September 30, 2006 and the twelve months ended September 30, 2006 are not necessarily indicative of results to be expected for the year ending December 31, 2006, and historical results are not indicative of future performance. These tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes included in the Preliminary Offering Memorandum. In addition, the historical financial statements of OCD will not be comparable to the financial statements of Reorganized Owens Corning following emergence from bankruptcy due to the effects of the consummation of the Plan as well as adjustments for fresh-start accounting.

The following Pro Forma Financial Information gives effect to fresh-start adjustments, and reorganization entries as if the effective date of the Plan and the resulting transactions had occurred on the first day of the periods presented for the pro forma condensed consolidated statements of operations and the date of the pro forma condensed consolidated balance sheet. Each of these adjustments is described more fully below and within the notes of the Pro Forma Financial Information.

The following tables include the measure EBITDA, with a reconciliation of EBITDA to net income. EBITDA is generally defined as earnings before interest, taxes, depreciation, and amortization. EBITDA is not calculated the same way by all companies. The Company uses EBITDA as a metric in determining performance related compensation, because we feel it provides a more complete understanding of our underlying results. The Company calculates EBITDA as income (loss) from operations plus depreciation and amortization. This non-GAAP financial measure is presented solely as a supplemental disclosure because management believes it provides useful information. EBITDA is not presented as an alternative to income (loss) from operations as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles, or GAAP, and is not indicative of income from operations determined under GAAP.

Reorganization Adjustments

The reorganization adjustments reflect the implementation of the Plan including the discharge of administrative claims and of estimated claims allowed by the USBC upon confirmation and the recapitalization of the Company upon emergence from Chapter 11. These adjustments give effect to the cancellation of all of OCD’s existing securities and distribution to holders of certain classes of claims cash, Reorganized Owens Corning common stock, and/or warrants. The gains resulting from the cancellation of indebtedness pursuant to the Plan have not been reflected in our reorganization adjustments for any period presented, as these gains will not continue on an on-going basis.

For the distributions under our Plan to occur, the Company may issue new Senior Notes and will borrow under the new Credit Facilities. The proceeds from such borrowings will be used to make the distributions under the Plan and for ongoing business purposes and are reflected as such in the reorganization adjustments in our Pro Forma Financial Information. The Pro Forma Financial Information assumes the Contingent Note is paid with available cash and other sources. For additional information regarding the reorganization adjustments, see the notes provided in our Pro Forma Financial Information.

Fresh-Start Adjustments

The following Pro Forma Financial Information also gives effect to fresh-start accounting adjustments, in accordance with Statement of Position 90-7, or SOP 90-7, pursuant to which our reorganization value, which represents the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets of the entity immediately after the reorganization, will be allocated to the fair value of assets in conformity with Financial Accounting Standard No. 141, or FAS 141. The fresh-start adjustments are based on an estimated Reorganized Owens Corning equity value of $3.843 billion before adjusting for fees relating to the Equity Commitment Agreement of approximately $115 million. Under SOP 90-7, reorganization value is generally allocated first to tangible assets and then to identifiable intangible assets, and lastly to excess reorganization value. The initial fresh-start valuations used in this prospectus are made as of the Effective Date of the Plan. However, updates to these valuations will be completed as of the Effective Date based on the actual value of the deferred tax asset, which will be based on the value of newly issued Reorganized Owens Corning common stock (see note (t) below), required asset appraisals and liability valuations and we anticipate that such updates may reflect a significant difference from the valuations presented as of the Effective Date. As a result, it is possible that there may be significant adjustments in carrying values of certain assets and that such adjustments may be material. The differences between the actual valuations and those made as of the Effective Date to prepare the following Pro Forma Financial Information will be reflected in our future balance sheets and may affect amounts, including depreciation and amortization expense, which we recognize in our statement of operations post-emergence. As such, the following Pro Forma Financial Information may not accurately represent the post-emergence financial condition or results from operations of the Company and any differences may be material.

The Company will realize expenses in the first quarter post emergence related to certain asset write ups under fresh-start accounting that have been excluded from the pro forma adjustments. In particular, such expenses include increases to cost of sales for the portion of the inventory write up that will not remain capitalized as a part of our LIFO reserve of approximately $25 million and increases to science and technology expenses for capitalized in-process research and development that will reverse in the first month following emergence of approximately $22 million. As these expenses will not continue on an ongoing basis, the Company has not reflected them in the fresh-start adjustment amounts for any period presented.

For additional information regarding the reorganization adjustments, see the notes provided in our Pro Forma Financial Information.

Owens Corning

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)

for the Twelve Months Ended September 30, 2006

	Twelve Months Ended September 30, 2006 Historical	Reorganization Adjustments		Fresh-Start Adjustments		Twelve Months Ended September 30, 2006 Pro Forma
	(Dollars in millions, except per share data)
Net sales	$6,697	$—		$—		$6,697
Cost of sales	5,531	—		(15	)(e,f,g,h)	5,516

Gross margin	1,166	—		15		1,181
Marketing and administrative expenses	568	39	(i)	(10	)(h)	597
Science and technology expenses	60	—		—		60
Chapter 11-related reorganization items	33	(33	)(a)	—		—
Provision (credit) for asbestos litigation claims	(87)	87	(a)	—		—
Other expenses	(80)	—		—		(80)

Total operating expenses	494	93		(10)		577

Income (loss) from operations	672	(93)		25	(j)	604
Interest expense (income), net	421	(289	)(b)	—		132

Income (loss) before income taxes	251	196		25		472
Income tax expense (benefit)	(458)	637		10		189	(c)

Income (loss) before minority interest and equity in net income (loss) of affiliates	709	(441)		15		283
Minority interest and equity in net earnings of affiliates	5	—		—		5

Net income (loss)	$714	$(441	)(d)	$15		$288

Pro forma net income (loss) per share
Basic						$2.25	(w)
Diluted						$2.19	(w)
EBITDA Reconciliation
Net income (loss)	$714	$(441)		$15		$288
Less: Minority interest and equity in net earnings of affiliates	5	—		—		5
Add: Income tax expense (benefit)	(458)	637		10		189
Add: Interest expense (income), net	421	(289)		—		132

Income (loss) from operations	672	(93)		25		604
Add: Depreciation and amortization	234	—		19		253

EBITDA	$906	$(93)		$44		$857

Owens Corning

Unaudited Pro Forma Condensed Consolidated Statement of Income (Loss)

for the Nine Months Ended September 30, 2006

	Nine Months Ended September 30, 2006 Historical	Reorganization Adjustments		Fresh-Start Adjustments		Nine Months Ended September 30, 2006 Pro Forma
	(Dollars in millions, except per share data)
Net sales	$4,984	$—		$—		$4,984
Cost of sales	4,126	—		(11	)(e,f,g,h)	4,115

Gross margin	858	—		11		869
Marketing and administrative expenses	412	29	(i)	(8	)(h)	433
Science and technology expenses	45	—		—		45
Chapter 11-related reorganization items	28	(28	)(a)	—		—
Provision (credit) for asbestos litigation claims	(13)	13	(a)	—		—
Other expenses	(56)	—		—		(56)

Total operating expenses	416	14		(8)		422

Income (loss) from operations	442	(14)		19	(j)	447
Interest expense (income), net	222	(126	)(b)	—		96

Income (loss) before income taxes	220	112		19		351
Income tax expense (benefit)	(154)	286		8		140	(c)

Income (loss) before minority interest and equity in net income (loss) of affiliates	374	(174)		11		211
Minority interest and equity in net earnings of affiliates	2	—		—		2

Net income (loss)	$376	$(174	)(d)	$11		$213

Pro forma net income (loss) per share
Basic						$1.66	(w)
Diluted						$1.62	(w)
EBITDA Reconciliation
Net income (loss)	$376	$(174)		$11		$213
Less: Minority interest and equity in net earnings of affiliates	2	—		—		2
Add: Income tax expense (benefit)	(154)	286		8		140
Add: Interest expense (income), net	222	(126)		—		96

Income (loss) from operations	$442	$(14)		$19		$447
Add: Depreciation and amortization	184	—		14		198

EBITDA	$626	$(14)		$33		$645

Owens Corning

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2006

	As of September 30, 2006 Historical		Reorganization Adjustments		Fresh-Start Adjustments		As of September 30, 2006 Pro Forma
	(Dollars in millions)
Assets
Cash and cash equivalents	$1,465		$(1,401	)(k)	$—		$64
Accounts receivable, net	771		—		—		771
Inventories	612		—		252	(e)	864
Other current assets	218		(186	)(v)	—		32

Total current assets	3,066		(1,587)		252		1,731
Net plant and equipment	2,099		—		204	(s)	2,303
Goodwill	245		—		(245	)(f)	—
Intangible assets	10		—		1,196	(f)	1,206
Excess reorganizational value	—		—		2,044	(f)	2,044
Debt issuance costs	—		17	(b)	—		17
Restricted cash, securities and other – Fibreboard	1,500		(1,500	)(l)	—		—
Restricted cash and other – asbestos and insurance related	275		(275	)(m)	—		—
Deferred tax assets	1,630		(543	)(t)	(925	)(t)	162
Pension related assets	427		—		(427	)(h)	—
Other non-current assets	222		—		15	(s)	237

Total assets	$9,474		$(3,888)		$2,114		$7,700

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued liabilities	$1,112		$(122	)(o)	$—		$990
Short-term debt	6	(n)	—		—		6
Non-debtor long-term debt – current portion	13	(n)	—		—		13
Contingent note	—		—	(b)	—		—
Accrued post-petition interest expense/fees	963		(963	)(p)	—		—

Total current liabilities	2,094		(1,085)		—		1,009
New debt	—		1,937	(b)	—		1,937
Non-debtor debt	46	(n)	—		—		46
Liabilities subject to compromise	13,539		(13,539	)(q)	—		—

Total long-term debt	13,585		(11,602)		—		1,983
Pension plan liabilities	702		—		(339	)(h)	363
Other employee benefit liabilities	403		—		(48	)(g)	355
Other non-current liabilities	212		—		—		212

Total liabilities	16,996		(12,687)		(387)		3,922
Minority interest	50		—		—		50
Monthly income preferred securities (MIPS)	200		(200	)(r)	—		—
New Equity	—		3,728	(u)	—		3,728
Stockholders’ deficit	(7,772)		5,271	(d)	2,501	(d)	—

Total Liabilities and Stockholders’ Equity (Deficit)	$9,474		$(3,888)		$2,114		$7,700

Notes

(a)	Reflects the elimination of our Chapter 11-related reorganization items and our asbestos liability. However, the Company expects the remaining post emergence Chapter 11-related reorganization charges to be between $30 million and $40 million. These post emergence Chapter 11-related expenses are not included in the Pro Forma Financial Information. Reorganized Owens Corning will no longer have asbestos liability.

(b)	The Company intends to raise approximately $1.8 billion from a combination of issuing Senior Notes and borrowings under its Credit Facilities as of the Effective Date and will also issue approximately $89 million of new Tax Notes to the IRS in satisfaction of the Allowed Priority Tax Claim. This Pro Forma Information assumes that the $1.390 billion Contingent Note granted to the Asbestos Trust has been paid from available cash and other sources. See “The Reorganization—Contingent Note and Contingent Shares.” All of the new debt has been classified as long-term debt in the balance sheet.

In conjunction with new borrowings, the Company estimates it will incur approximately $17 million of capitalized debt issuance costs. Such debt issuance costs will be amortized to interest expense at an annual amount of approximately $3 million. The amortization expense recorded for the nine months ended September 30, 2006 represents three quarters of the estimated annual expense.

The interest expense adjustment reflects the elimination of the impact of post-petition interest, including certain fees, recorded on OCD’s pre-petition liabilities. Offsetting this elimination is an estimated annual interest expense of $133 million to reflect interest costs on expected post emergence indebtedness related to borrowings to implement our Plan. The Company expects its weighted average interest rate on outstanding debt post emergence to be approximately 7% and its outstanding indebtedness to be approximately $1.9 billion. The estimated interest expense amount recorded for the nine months ended September 30, 2006 represents three quarters of the estimated annual expense.

(c)	Income tax expense (benefit) has been adjusted to reflect a 40% effective income tax rate on Pro-forma Income (loss) before taxes.

(d)	The gain resulting from the cancellation of indebtedness pursuant to the Plan has been excluded from the pro forma adjustments because this amount will not continue post-emergence. The existing OCD common stock will be cancelled pursuant to the Plan and the pre-emergence stockholders deficit is eliminated.

(e)	In accordance with SOP 90-7, inventory is recorded at fair value. In adjusting inventory to fair value in accordance with SOP 90-7, the Company estimates inventory will be increased approximately $252 million. Due to the Company’s decision to continue to utilize the last in first out method of accounting for inventory, the Company estimates that cost of sales will only increase by approximately $25 million during the first inventory turn post emergence. This cost has been excluded from the pro forma adjustments because this amount will not continue, as the Company does not anticipate a decrease in inventory levels.

(f)	In accordance with SOP 90-7, existing goodwill is eliminated and excess reorganization value is recorded for amounts in excess of value allocable to identifiable assets. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates an increase in value of intangible assets of approximately $1.196 billion, including approximately $850 million of indefinite life intangible assets. The Company estimates a one-time expense of $22 million immediately following emergence for fair value assigned to in-process research and development projects. This one-time expense has been excluded from the pro forma adjustments because this amount will not continue. The adjustment to intangible assets will result in an increase in annual amortization expense of approximately $19 million. The amortization expenses recorded for the nine months ended September 30, 2006 represents three quarters of the estimated annual expense.

(g)

In accordance with SOP 90-7, the post-retirement benefit liability is recorded at fair value. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates the post-retirement benefits liability should be decreased by approximately $48 million. The Company estimates an increase to post-retirement benefit expense of approximately $11 million due to the recognition in fresh-start accounting of the decreased liability for gains deferred pre-emergence in accordance with Statement of Financial Accounting Standards No. 106. The adjustment amount related to amortization expenses recorded for the nine months ended September 30, 2006 represents three quarters of the estimated annual expense.

(h)	In accordance with SOP 90-7, the pension liability is recorded at fair value. In adjusting the balance sheet accounts to fair value in accordance with SOP 90-7, the Company estimates a $339 million adjustment is required to record pension liabilities at fair value and a related $427 million adjustment is required to eliminate pension related assets. The Company estimates a reduction to pension expense of approximately $55 million annualized due to the recognition in fresh-start accounting of the additional liability for any plan costs that had been deferred pre-emergence in accordance with Statement of Financial Accounting Standards No. 87. The Company estimates $45 million of this amount will impact cost of goods sold and $10 million will impact marketing and administrative expenses. The amount recorded for the nine months ended September 30, 2006 represents three quarters of the estimated annual expense.

(i)	The Company estimates annual expenses of $30 million and $9 million for deferred stock compensation related to restricted shares and options issued to management, respectively, at emergence. These shares and options vest over three years. The amount recorded for the nine months ended September 30, 2006 represents three quarters of the annual estimated expense. As restricted stock vests, it would be recorded as equity.

(j)	The following table summarizes the impact of the various adjustments to income from operations:

	Year Ended December 31, 2005	Twelve Months Ended September 30, 2006	Nine Months Ended September 30, 2006
	(Dollars in millions)
Income From Operations Reconciliation
Amortization of intangible assets	$19	$19	$14
Reduction in pension expense	(55)	(55)	(41)
Increase post-retirement benefit expense	11	11	8

Total fresh-start adjustments affecting income from operations	$(25)	$(25)	$(19)

(k)	The Company’s cash and cash equivalents reflect the use of $1.401 billion to implement the Plan. This amount includes $1.384 billion to fund payments under the Plan and $17 million to fund fees and expenses related to the Credit Facilities and the Senior Notes. The remaining balance of $64 million will be used to fund working capital requirements and for general corporate purposes.

(l)	The restricted cash, securities and other—Fibreboard will be transferred to the Asbestos Trust or otherwise distributed pursuant to the Plan.

(m)	The restricted cash and other—asbestos and insurance related escrows will be transferred to the Asbestos Trust or otherwise distributed pursuant to the Plan.

(n)	Debt of non-filing subsidiaries includes debt owed primarily by foreign Non-Debtor Subsidiaries including consolidated joint ventures.

(o)	Reflects payment of Chapter 11-related accrued expenses pursuant to the Plan primarily consisting of accrued professional fees and classification of approximately $86 million related to advance funding from the Rights Offering to new equity.

(p)	Reflects elimination of accrued expenses for post-petition interest, including certain fees, recorded on OCD’s pre-petition liabilities.

(q)	The liabilities subject to compromise, including asbestos related liabilities, will be eliminated at emergence pursuant to the Plan’s discharge, channeling injunction, and other injunction provisions.

(r)	The Monthly Income Preferred Securities will be discharged at emergence pursuant to the Plan.

(s)	In accordance with SOP 90-7, property, plant and equipment and investment in affiliates are recorded at fair value. In adjusting property, plant and equipment to fair value in accordance with SOP 90-7, the Company estimates net property, plant and equipment will be increased approximately $204 million. The Company currently estimates there will be no increase to pre-emergence depreciation expense as the increase in net plant and equipment relates primarily to land, which is not subject to depreciation, and buildings, where asset lives were extended to reflect projected remaining useful lives. In adjusting investment in affiliates to fair value in accordance with SOP 90-7, the Company estimates investment in affiliates will be increased approximately $15 million.

(t)	Reorganized Owens Corning will receive tax deductions for cash and the value of stock distributed to the Asbestos Trust upon such distribution. These tax deductions will more than offset the gain on the cancellation of indebtedness pursuant to the Plan and will create future tax net operating loss carryovers, which we refer to as NOL. The Company estimates the NOL deferred tax asset at emergence to be $1.120 billion, offset by net deferred tax credits resulting in a net deferred tax asset of approximately $162 million at emergence. The projected NOL deferred tax asset used in our pro forma calculations was based on the assumption that our common stock would be worth $30 per share at the time the shares were issued to the bondholders and the Contingent Shares are distributed to the Asbestos Trust. If our shares are valued at less than $30 at the time the bondholders are issued shares, or when the Contingent Shares are actually issued to the Asbestos Trust, we will be required to decrease our actual NOL deferred tax asset. For every $1 reduction in the value of our shares from the $30 assumption, our NOL deferred tax asset would be reduced by approximately $22 million.

(u)	Reorganized Owens Corning common stock will be issued with an estimated value of $3.843 billion, less approximately $115 million of fees relating to the Equity Commitment Agreement, resulting in Stockholders’ Equity of $3.728 billion based on the aforementioned items.

(v)	Pre-paid fees related to the Rights Offering and Equity Commitment Agreement of approximately $100 million, were eliminated and classified as a reduction in equity. Approximately $86 million in restricted funds from the advance funding of the Rights Offering were used to fund payments under the Plan.

(w)	For purposes of our basic pro forma per share calculations, we have assumed 128.1 million shares of Reorganized Owens Corning common stock will be outstanding, including 27.0 million shares issued to creditors, the 28.2 million Contingent Shares and 72.9 million shares issued in connection with the Rights Offering and the Equity Commitment Agreement. Additionally, there will be up to 3.3 million restricted shares issued to certain directors and employees as contemplated in the Plan. Accordingly, for purposes of our diluted pro forma per share calculations, we have assumed 131.4 million shares will be outstanding. We did not include shares of Reorganized Owens Corning common stock reserved for issuance as restricted stock or upon the exercise of stock options available, in each case, for grants to directors and employees under the Owens Corning 2006 Stock Plan or 25.3 million shares of Reorganized Owens Corning Common Stock that are reserved for issuance upon the potential conversion of warrants, as such shares would have no impact or be anti-dilutive to the per share calculations.

The Unaudited Pro Forma Condensed Consolidated Financial Information provided herein has been generated under the assumption that the FAIR Act is not enacted into law prior to the Trigger Date, or that the FAIR Act is enacted into law prior to the Trigger Date and is subject to constitutional challenge on or prior to March 31, 2007 and such challenge is successful. If the FAIR Act is enacted and made law prior to the Trigger Date and is not subject to a constitutional challenge to its validity on or before March 31, 2007, or such challenge is unsuccessful, the Contingent Note of $1.39 billion would not need to be paid resulting in $1.39 billion more cash. Approximately 27.3 million of the 28.2 million Contingent Shares would be issued in exchange for warrants issued under the Plan, resulting in approximately 946,000 fewer shares outstanding but no change in the amount of new stockholder’s equity recorded on the Reorganized Owens Corning consolidated balance sheet.

UNAUDITED ADJUSTED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL INFORMATION

Because of the nature of certain items related to our Chapter 11 proceedings, asbestos liability, and restructuring activities, management does not find reported income from operations to be the most useful financial measure of the Company’s year-to-year operational performance. These items are related primarily to the Chapter 11 process and activities necessitated by our anticipated plan of reorganization, rather than items that are the result of current operations of the Company. Management does not expect these items to continue on an ongoing basis after the Company emerges from bankruptcy.

Management measures operating performance by excluding Chapter 11-related reorganization items, provisions for asbestos litigation claims and the other items referenced in the preceding paragraph for various purposes, including reporting results of operations to the Board of Directors of the Company, and for analysis of performance and related employee compensation measures. Although management believes that these adjustments to income from operations provide a more meaningful representation of the Company’s performance, our operating performance excluding these items should not be considered in isolation or as a substitute for income from operations prepared in accordance with GAAP. In addition, such presentation is not necessarily indicative of the results that the Company would have achieved if the Company was not subject to Chapter 11 proceedings.

The Pro Forma Financial Information has already adjusted for the Chapter 11-related reorganization items and provisions for asbestos litigation claims that management considers items impacting comparability. Other items impacting comparability include the following, all of which were recorded as other expenses, except as noted, in our historical consolidated financial statements:

•	$13 million ($8 million after-tax) of gains, recorded during the second quarter of 2005, associated with new Ohio tax legislation representing the present value of the net operating losses that will be taken as credits against future taxes.

•	$5 million ($3 million after-tax) of gains relating to the forgiveness of certain Asian debt that was renegotiated during the fourth quarter of 2005.

•	$7 million ($4 million after-tax) of gains during the fourth quarter of 2005, $8 million ($5 million after-tax) of gains during the first quarter of 2006, $27 million ($16 million after-tax), of gains during the second quarter of 2006 and $10 million ($6 million after-tax) of gains during the third quarter of 2006 realized as a result of our taking advantage of favorable market conditions by changing the ratio of metals comprising an alloy used in certain production tooling. The recognition of these gains was a result of disposing of a certain amount of one metal and purchasing an equal dollar amount of another with no resulting impact to cash.

•	$10 million ($6 million after-tax) of restructuring activities recorded during the third quarter of 2006.

•	$4 million ($2 million after-tax) of expenses related to the proposed joint venture between OCD and Saint-Gobain. These expenses were recorded in administrative and other expenses in our financial statements during the third quarter of 2006.

The following tables adjust the Pro Forma Financial Information for the other items impacting comparability listed above and include a reconciliation of Net Income to EBITDA for each of the periods presented.

For the 12 months ended September 30, 2006	Pro Forma Historical Information	Items Impacting Comparability	Adjusted Pro Forma Information
	(Dollars in millions)
Net income (loss)	$288	$(26)	$262
Minority interest expense and equity in net loss (earnings) of affiliates	(5)	—	(5)
Income tax expense (benefit)	189	(17)	172

Income (loss) before income tax expense (benefit)	472	(43)	429
Interest expense, net	132	—	132

Income (loss) from operations	604	(43)	561
Depreciation and amortization	253	—	253

EBITDA (1)	$857	$(43)	$814

For the nine months ended September 30, 2006	Pro Forma Historical Information	Items Impacting Comparability	Adjusted Pro Forma Information
	(Dollars in millions)
Net income (loss)	$213	$(19)	$194
Minority interest expense and equity in net loss (earnings) of affiliates	(2)	—	(2)
Income tax expense (benefit)	140	(12)	128

Income (loss) before income tax expense (benefit)	351	(31)	320
Interest expense, net	96	—	96

Income (loss) from operations	447	(31)	416
Depreciation and amortization	198	—	198

EBITDA (1)	$645	$(31)	$614

(1)	EBITDA is generally defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not calculated the same way by all companies. The Company uses EBITDA as a metric in determining performance related compensation, because we feel it provides a more complete understanding of our underlying results. The Company calculates EBITDA as income (loss) from operations plus depreciation and amortization. This non-GAAP financial measure is presented solely as supplemental disclosure because management believes it provides more useful information. EBITDA is not presented as an alternative to income from operations as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles or GAAP, and is not indicative of income from operations determined under GAAP.